Exhibit 99.1

CONTACT:	Brian J. Begley
Investor Relations
Atlas Energy Resources, LLC
1845 Walnut Street
Philadelphia, PA 19103
215/546-5005
215/553-8455 (fax)
ATLAS ENERGY RESOURCES, LLC REPORTS FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND FULL YEAR 2007
Pittsburgh, PA — February 22, 2008, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy” or “the Company”) today reported financial results for the fourth quarter and full year 2007.
The highlights of the results of the full year 2007 include:
•	Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $199.1 million for the full year 2007, as compared with $94.9 million for the full year 2006, an increase of $104.2 million, or approximately 110%. A reconciliation from net income to adjusted EBITDA is provided in the financial tables of this release;

•	Net income before cumulative effect of accounting change for the full year 2007 was $117.5 million, an increase of $65.7 million, or approximately 127%, over full year 2006;

•	Revenues were $577.9 million for the full year 2007, compared to $321.0 million for the full year 2006, an increase of $256.9 million, or approximately 80%, compared to the full year 2006.
The highlights of the results of the fourth quarter 2007 include:
•	Adjusted EBITDA of $71.7 million for the fourth quarter 2007, as compared with $26.1 million for the fourth quarter 2006, an increase of $45.6 million, of nearly 175%;

•	Net income before cumulative effect of accounting change for the fourth quarter 2007 was $24.3 million, an increase of $9.0 million, or approximately 59%, over the prior year comparable period;

•	Revenues were $164.4 million in the fourth quarter 2007, an increase of $70.3 million, or approximately 75%, compared to the fourth quarter 2006;
Based on the financial results for the fourth quarter 2007, the Company paid a distribution of $0.57 per unit for the quarter. The fourth quarter 2007 distribution reflects an approximate 33% increase compared to the first quarter 2007, which was the Company’s first full quarter of operations following its initial public offering in December 2006. In addition, the Company has increased its distribution coverage ratio from 1.1x to 1.3x over the course of the year.
* * *

Operating Highlights
Notable highlights from the fourth quarter 2007:
•	Record total natural gas and oil production of approximately 91.9 million cubic feet of natural gas equivalents (“Mmcfe”) per day;
–	average net daily production of 59.5 Mmcfe per day in Michigan;

–	record average net daily production in Appalachia of 32.4 Mmcfe, up approximately 15% over the fourth quarter 2006
•	Significant progress continued in the Company’s Marcellus Shale production, bringing the total number of vertical Marcellus wells drilled to date to 27; Atlas Energy expects to drill an additional 150 vertical wells in the next eighteen months.

•	Net proved reserves grew to 897 billion cubic feet of natural gas equivalents (“bcfe”) at December 31, 2007, a 396% increase from 181 Bcfe at December 31, 2006;

•	The Company completed fundraising for Atlas Energy’s Public #17-2007 (A) drilling program, bringing the total investor funds raised in 2007 to approximately $363 million, representing a record for the Company and more than 67% above 2006’s then-record $218 million;
On February 1, 2008, the Company’s Post-Effective Amendment No. 1 to the Atlas Resources Public #17-2007 Drilling Program Registration Statement became effective with the Securities and Exchange Commission. The second partnership in the program (Atlas Resources Public #17-2008(B) L.P.) is offering units representing up to $236 million. The Company’s subsidiary serves as managing general partner of the partnership. A written prospectus meeting the requirements of Section 10 of the Securities Act may be obtained from Anthem Securities, Inc. (a subsidiary of Atlas Energy), 1550 Coraopolis Heights Rd. — 2nd Floor, Moon Township, PA 15108.
On January 18, 2007, the Company announced the sale of $250 million of senior unsecured notes due in 2018 in a private placement at a coupon rate of 10.75%. By using the proceeds of the note offering to reduce the balance outstanding on its senior secured credit facility, Atlas Energy will benefit from a reduction of 75 basis points in the interest rate on the remaining balance outstanding on that credit facility, and increased the long term availability of funds on the facility by approximately $174 million as of the date of the pricing of the offering. Additionally, the Company has entered into an interest rate swap contract for $150 million. Atlas Energy will swap the floating rate incurred on a portion of its existing senior secured credit facility for a fixed rate of approximately 4.36%, which includes an initial margin of 1.25% over the three year fixed swap rate of 3.11%. The interest rate swap contract will mature in January 2011. Combining the 4.36% interest rate on the new swap and the 10.75% interest rate on the new senior notes, the Company will have fixed $400 million of its outstanding debt at a weighted average interest rate of approximately 8.35%.
Marcellus Shale Development
As previously reported, Atlas Energy has drilled 27 vertical wells to date and is currently producing 21 wells into a pipeline in its Marcellus Shale acreage position. The remaining 6 wells are scheduled to be completed and turned into line shortly.
Atlas Energy currently controls approximately 483,000 Marcellus acres in Pennsylvania, New York and West Virginia and continues to aggressively add to its position. The Company is currently focused on its approximately 224,000 existing Marcellus acres in southwestern Pennsylvania, where it has drilled all but one of its Marcellus wells and has now, through this drilling, largely delineated its acreage.
Since implementing the advanced drilling, completion and production techniques, Atlas Energy’s initial daily rates (24 hours) into a pipeline have averaged 1.3 million cubic feet (“Mmcf”) per day, and have been as high as 2.6 Mmcf per day, in southwestern Pennsylvania. Based on published reports, to Atlas Energy’s knowledge, these are the best initial daily production rates of any vertical wells in the Marcellus play. In response to these results, the Company plans to drill and complete at least 150 vertical Marcellus Shale wells over the next eighteen months.
Atlas Energy has drilled one horizontal well in southwestern Pennsylvania with an industry partner and plans to drill at least four additional horizontal wells during the remainder of 2008.

Reserves
•	Proved reserves net to Atlas Energy’s interest grew to 897 bcfe at December 31, 2007, compared to 181 bcfe at December 31, 2006, an increase of 396%. The increase in proved reserves is due primarily to the addition of the Michigan segment reserves acquired in June 2007 as well as continued growth from the Company’s drilling programs in Appalachia.

•	Appalachia segment net proved reserves grew to 230 bcfe at December 31, 2007, an increase of approximately 27% from 181 bcfe at December 31, 2006. The increase in Appalachia proved reserves is related to additive reserves from the Company’s Marcellus Shale development and the Company’s record drilling program activity. Atlas Energy managed an additional 274 bcfe of reserves for third parties as of December 31, 2007, an increase of approximately 20% from 229 bcfe of reserves at December 31, 2006.

•	Michigan segment net proved reserves were 667 bcfe at December 31, 2007, an increase of approximately 9% from 611 bcfe at June 30, 2007.

•	Atlas Energy’s proved reserves had a present value of estimated future net revenues, before income taxes, discounted by 10% (S.E.C. PV-10) of $1.5 billion based on the NYMEX prices effective for December 31, 2007 for natural gas and oil of $6.79 and $95.95, respectively. In addition, the present value discounted by 10% of the Company’s proved reserves increases to $2.1 billion after applying the natural gas and oil prices determined by Atlas Energy’s hedge portfolio, and, for unhedged volumes, the February 14, 2008 12-month NYMEX strip. Approximately 99% of these reserves were natural gas; 68% of which were proved developed and 32% were proved undeveloped.
Appalachia Segment Results
•	Atlas Energy drilled 277 gross wells in Appalachia for the fourth quarter 2007, an increase of 75 wells or approximately 37%, from the prior year comparable quarter. For the full year 2007, Atlas Energy drilled a total of 1,117 gross wells, compared to 716 gross wells in 2006, an increase of more than 56%. Atlas Energy connected 237 wells in the fourth quarter 2007.

•	Well drilling revenues increased by approximately $17.4 million, or approximately 28%, in the fourth quarter 2007 compared to the similar quarter in the prior year.

•	Natural gas and oil production in the Appalachian Basin was approximately 32.4 Mmcfe per day for fourth quarter 2007, an increase of 4.1 Mmcfe per day, or approximately 15%, from the fourth quarter 2006.

•	As of December 31, 2007, Atlas Energy held approximately 752,000 net acres in the Appalachian Basin, of which approximately 501,000 were undeveloped, an increase of 37% from the net acreage position at December 31, 2006 and a 6% increase from September 30, 2007.

•	As of December 31, 2007, Atlas Energy had identified approximately 3,200 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale, and had an interest in approximately 8,350 gross producing wells in Appalachia, of which it operated approximately 85%.

Michigan Segment Results
•	Atlas Energy drilled 38 gross wells and connected 58 wells in Michigan during the fourth quarter 2007. .

•	At December 31, 2007, Atlas Energy has approximately 232,000 net developed acres in the Antrim Shale in Michigan, and 53,000 net undeveloped acres. On this acreage, the Company had identified 768 drilling locations to the Norwood and Lachine members of the Antrim Shale.

•	As of December 31, 2007, Atlas Energy had an interest in approximately 2,370 gross wells in Michigan, of which it operated approximately 76%.

•	Natural gas and oil production in the Michigan segment was 59.5 Mmcfe per day for the fourth quarter 2007.
Hedging Summary
Atlas Energy entered into additional hedging contracts in the current period for its natural gas production. A summary of Atlas Energy’s hedge positions as of December 31, 2007 are as follows:
Fixed Price Swaps

	Average
Production Period	Hedge Price (1) (3)	Percentage
Ended December 31,	(per mcf)	Hedged (2)
2008	$9.16	76%
2009	$8.83	67%
2010	$8.32	51%
2011	$7.99	43%
2012	$7.74	27%
Costless Collars

	Average	Average
Production Period	Hedge Floor (1) (3)	Hedge Ceiling (1) (3)	Percentage
Ended December 31,	(per mcf)	(per mcf)	Hedged (2)
2008	$8.39	$10.41	2%
2009	—	—	—
2010	$8.68	$9.74	3%
2011	$8.41	$9.41	8%
2012	$7.88	$9.33	1%

(1)	In thousand cubic feet (“mcf”)

(2)	Percentages hedged are based on: a) for Appalachia, actual fourth quarter 2007 production, and b) for Michigan, previously provided production guidance for full year 2008

(3)	Includes an estimated positive basis differential and Btu adjustment
* * *
Interested parties are invited to access the live webcast of Atlas Energy’s fourth quarter and full year 2007 results on Friday, February 22, 2008 at 9:00 am EST by going to the Investor Relations section of Atlas Energy’s website at www.atlasenergyresources.com. An audio replay of the conference call will also be available beginning at 11:00 am EST on Friday, February 22, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 72776757.
Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners, L.P.
Certain matters discussed within this press release are forward-looking statements. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form
10-K.

ATLAS ENERGY RESOURCES, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per unit data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES
Well construction and completion	$80,630	$63,238	$321,471	$198,567
Gas and oil production	70,285	21,753	180,125	88,449
Administration and oversight	4,791	3,275	18,138	11,762
Well services	4,871	3,455	17,592	12,953
Gathering	3,805	2,349	14,314	9,251
Gain on mark-to-market derivatives	—	—	26,257	—

Total Revenues	164,382	94,070	577,897	320,982

COSTS AND EXPENSES
Well construction and completion	70,113	54,989	279,540	172,666
Gas and oil production	11,886	3,331	32,193	13,881
Well services	2,357	1,797	9,062	7,337
Gathering fees-Atlas Pipeline	3,621	6,667	13,995	29,545
General and administrative	12,095	6,220	39,414	24,604
Depreciation, depletion and amortization	25,254	6,180	56,942	22,491

Total operating expenses	125,326	79,184	431,146	270,524

OPERATING INCOME	39,056	14,886	146,751	50,458

OTHER INCOME (EXPENSE):
Interest expense	(15,124)	—	(30,096)	—
Other — net	354	407	849	1,369

Total other income (expense)	(14,770)	407	(29,247)	1,369

Net income before cumulative effect of accounting change	24,286	15,293	117,504	51,827
Cumulative effect of accounting change	—	6,355	—	6,355

Net income	$24,286	$21,648	$117,504	$58,182

Allocation of net income attributable to members’ interest/owners:
Portion applicable to owner’s interest (period prior to the initial public offering on December 18, 2006)	$—	$18,841	$—	$55,375
Portion applicable to members’ interests (period subsequent to the initial public offering on December 18, 2006)	24,286	2,807	117,504	2,807

	$24,286	$21,648	$117,504	$58,182

Allocation of net income attributable to members’ interests:
Class A units	$1,451	$56	$4,099	$56
Class B common units and D units	22,835	2,751	113,405	2,751

Net income attributable to members’ interests	$24,286	$2,807	$117,504	$2,807

Net income per Class B common and Class D units:
Basic	$0.38	$0.08	$2.32	$0.08

Diluted	$0.37	$0.08	$2.29	$0.08

Weighted Average Class B common and Class D unit:
Basic	60,710	36,627	48,909	36,627

Diluted	61,227	36,638	49,449	36,638

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION
(in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$25,258	$8,833
Property and equipment, net	1,693,467	277,814
Total assets	1,891,234	415,463
Total debt	740,030	68
Total members’ capital	836,115	212,682

	Three Months Ended				Year Ended
	December 31,				December 31,
	2007	2006			2007	2006
Capital Expenditure data:
Maintenance capital expenditures	$12,975	$	n/a	(1)	$43,450	$	n/a	(1)
Expansion capital expenditures	56,394		n/a	(1)	1,421,186		n/a	(1)

Total	$69,369		$21,559		$1,464,636		$75,635

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Reconciliation of net income to non-GAAP measures(2):
Net income	$24,286	$21,648	$117,504	$58,182
Depreciation and amortization		6,180
Interest expense	15,124	—	30,096	—
Cumulative impact of change in accounting policy(3)	—	(6,355)	—	(6,355)

EBITDA	64,664	21,473	204,542	74,318
Gain on mark-to-market derivatives(3)	5,754	—	(14,000)	—
Non-recurring derivative fees	—	—	3,873	—
Non-recurring item — transportation charges(4)	—	4,318	—	20,294
Non-cash compensation expense	1,302	337	4,684	337

Adjusted EBITDA	71,720	$26,128	199,099	$94,949

Interest expense	(15,124)		(30,096)
Amortization of deferred financing costs (included within interest expense)	2,182		3,040
Maintenance capital expenditures	(12,975)		(43,450)

Distributable cash flow	$45,803		$128,593

(1)	Atlas Energy did not characterize capital expenditures as maintenance or growth and did not plan capital expenditures in a manner intended to maintain or expand its asset base or production before its initial public offering.

(2)	EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of Atlas Energy believes that EBITDA, Adjusted EBITDA and distributable cash flow provide additional information for evaluating the Company’s ability to make distributions to its unitholders, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within Atlas Energy financial covenants under its credit facility. EBITDA, Adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)	Represents the adjustments to reflect the cash impact of non-qualifying derivatives related to AGO production prior to its acquisition.

(4)	Reflects the reduction to gathering fees resulting from the retention by Atlas America of the obligation to pay the difference between gathering fees paid to Atlas Energy by the drilling partnerships and gathering fees due to Atlas Pipeline Partners, L.P. under the gas gathering agreement. Atlas America is obligated for this differential upon completion of Atlas Energy’s initial public offering on December 18, 2006.

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Production revenues (in thousands):
Gas (1) (6)	$66,875	$19,684	$169,314	$79,016
Oil	$3,410	$2,060	$10,768	$9,384

Production volume:(2) (7)
Appalachia:
Gas (Mcf/d) (1)	29,935	25,835	27,156	24,511
Oil (Bbls/d)	408	405	418	413

Total (Mcfe/d)	32,386	28,264	29,666	26,989
Michigan:(5)
Gas (Mcf/d)	59,508	—	59,737	—
Oil (Bbls/d)	5	—	4	—

Total (Mcfe/d)	59,540	—	59,761	—

Total (Mcfe/d) (3) (5)	91,926	28,264	89,425	26,989

Average sales prices: (7)
Gas (per Mcf) (3) (8)	$8.83	$8.28	$8.66	$8.83
Oil (per Bbl) (3)	$89.60	$55.31	$70.16	$62.30

Production costs:(4)
As a percent of production revenues	12%	9%	12%	10%
Per Mcfe (7)	$1.01	$0.79	$0.97	$0.86

Depletion per Mcfe (7)	$2.88	$2.18	$2.49	$2.08

(1)	Excludes sales of residual gas and sales to landowners.

(2)	Production quantities consist of the sum of (i) our proportionate share of production from wells in which we have a direct interest, based on our proportionate net revenue interest in such wells, and (ii) our proportionate share of production from wells owned by the investment partnerships in which we have an interest, based on our equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	Our average sales price before the effects of financial hedging were $7.38 and $7.35 per Mcf for the three months ended December 31, 2007 and 2006, and $7.22 and $7.90 per Mcf for the year ended December 31, 2007 and 2006, respectively.

(4)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.

(5)	Amounts for the year ended December 31, 2007 represent production volumes related to AGO from the acquisition date (June 29, 2007) to December 31, 2007.

(6)	Excludes non-qualifying hedge gains realized for the year ended December 31, 2007 of $26.3 million associated with the AGO acquisition.

(7)	“Mcf” and “mmcf” represents thousand cubic feet and million cubic feet, respectively, “mcfe” and “Mmcfe” represents thousand cubic feet equivalent and million cubic feet equivalent, respectively, and “bbls” represents barrels. Barrels are converted to mcfe using the ratio of six mcfs to one barrel.

(8)	Includes $5.8 million and $12.3 million in derivative proceeds which were not included as revenue in the fourth quarter 2007 and the year ended December 31, 2007, respectively.